Exhibit (j)

SPICER JEFFRIES LLP
Certified Public Accountants

4601 DTC BOULEVARD ● SUITE 700

DENVER, COLORADO 80237

TELEPHONE: (303) 753-1959

FAX: (303) 753-0338

www.spicerjeffries.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in the Prospectus and the Statement of Additional Information of Alpha Architect U.S. Quantitative Value ETF (“QVAL”), Alpha Architect International Quantitative Value ETF (“IVAL”), Alpha Architect U.S. Quantitative Momentum ETF (“QMOM”), Alpha Architect International Quantitative Momentum ETF (“IMOM”), the Alpha Architect Value Momentum Trend ETF (“VMOT) (collectively, the “Funds” and each a series of Alpha Architect ETF Trust) of our report dated November 26, 2019 relating to our audits of the statements of assets and liabilities of the Funds, including the schedules of investments as of September 30, 2019, the related statements of operations for the year then ended, the statements of changes in net assets and financial highlights for the years ended September 30, 2019 and 2018 (QVAL, IVAL, QMOM, IMOM, VMOT) and the related notes and schedules (collectively referred to as the financial statements), and to the reference to our Firm as the Trust’s “independent registered public accounting firm.”

Denver, Colorado
February 4, 2020